Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Destination XL Group, Inc. Announces Preliminary

Fourth-Quarter 2012 Results in Advance of KeyBanc Consumer Conference

Destination XL Retail Store and E-commerce Platform Deliver Increased Sales Comps;

Company to Launch DXL Marketing Campaign in Spring 2013

Following Successful Test Marketing;

Expects 2013 to be Year of Accelerated Progress in DXL Transformation;

Full Fourth-Quarter and Full-Year Results to be Announced Friday, March 15

Canton, Mass., February 27, 2013 –Destination XL Group, Inc. (NASDAQ: DXLG), the largest retailer of big & tall men’s apparel and accessories, announced today preliminary operating results for the fourth quarter of 2012.

Highlights

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Comparable fourth-quarter sales increased approximately 0.5% – the Company’s 11th consecutive quarter of positive comparable sales – and total sales increased to approximately $114.9 million compared with $111.1 million in the fourth quarter of fiscal 2011. Full year comparable sales increased approximately 1.5%, and 2012 total sales were approximately $399.6 million compared with $395.9 million in 2011.

•

Comparable fourth quarter sales for Destination XL® (DXL®) stores were up approximately 15.0%, while comparable fourth quarter sales for Casual Male XL retail and outlet stores decreased approximately 2.3%. In the quarter, the DXL stores represented approximately 18% of the Company’s comparable retail business. Comparable fourth quarter sales from the e-commerce platform increased approximately 13%.

•

Income from continuing operations, on a diluted basis, for the fourth quarter is expected to be approximately $0.08 per share, flat with adjusted income from continuing operations for the fourth quarter of 2011. Without adjusting for the reversal of the Company’s valuation allowance and trademark impairment, income from continuing operations was $0.71 per share for the fourth quarter of fiscal 2011. (See below for non-GAAP reconciliation).

•

For the full year, income from continuing operations, on a diluted basis, is expected to be approximately $0.16 per share compared with adjusted income from continuing operations of $0.22 per share in 2011. Without adjusting for the reversal of the Company’s valuation allowance and trademark impairment, income from continuing operations was $0.93 per share for fiscal 2011. (See below for non-GAAP reconciliation).

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•

For the full year, loss from discontinued operations, associated with the Company’s exiting of its International direct business in the second quarter of fiscal 2012, is expected to be $0.04 per share for both fiscal 2012 and fiscal 2011.

•

The Company opened 14 DXL stores and closed 34 Casual Male XL stores during the fourth quarter of 2012. For the year, the Company opened 32 DXL stores, and closed 68 Casual Male XL retail and outlet stores and 2 Rochester Clothing stores.

“Our financial results for the quarter were essentially in line with our expectations,” said President and CEO David Levin. “Sales and net income growth would have been stronger but for mild winter weather that affected sales of seasonal apparel and some delays in DXL store openings. We continue to be encouraged by the success of our new DXL stores, for which we expect to report very positive comparable sales of approximately 15.6% for the full year. In addition, while our direct business decreased year-over-year due to lower catalog sales, our web sales are growing at an accelerated rate as we shift marketing dollars from catalog to digital.”

“We expect 2013 to be a critical year of accelerated progress in our transformation to the DXL concept. With the acceleration of DXL store openings and Casual Male XL closings, the implementation of our new marketing campaign, and enhancements to certain aspects of our infrastructure to support the DXL rollout, we expect our SG&A costs to increase approximately $17 million in 2013, which will have a negative short-term effect on 2013 earnings. At the same time, our substantial investments this year will yield vastly improved profitability and cash flow beginning in 2014. Because we will have a significantly greater number of DXL stores in operation, our new marketing campaign should have a much greater impact on our performance in 2014 and beyond,” said Levin.

“During 2013 we plan to more than double the number of DXL stores in operation to between 105 to 112 by opening between 57 and 64 stores,” said Levin. “At the same time, we have an aggressive schedule to close between 110 and 119 Casual Male XL and Rochester stores. Our expected 2013 financial results include an approximate 10% increase in expenses to fund the marketing campaign as well as other necessary SG&A, real estate and capital expenditure support for the accelerated DXL transformation this year.”

For 2013, the Company now expects revenue to increase to a range of $415 to $420 million, with an operating margin in the range of breakeven to 0.5%, EBITDA (non-GAAP) in the range of $20 to $23 million, and EPS of approximately breakeven with a negative free cash flow such that revolver borrowing is expected to be, at the end of the year, between $10-$15 million. Following the execution of its DXL strategy in 2013, the Company expects to leverage an increasing proportion of sales from its new DXL stores, which will result in operating margins rapidly expanding to approximately 4% in 2014 and approximately 8% in 2015, on annual sales growth of approximately 10-15%. The Company’s free cash flow at the end of 2014 is anticipated to be breakeven, with $10-$15 million revolver debt while, at the end of 2015, the Company anticipates positive free cash flow such that the revolver debt will be extinguished with cash-on-hand estimated to be between $5-$10 million. Longer-term, the Company expects to grow revenues beyond $600 million and

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operating margins to more than 10%, while generating free cash flow in the range of $60 to $70 million in fiscal 2016. Projection of free cash flow (non-GAAP) for fiscal 2016 is based on expected cash flow from operating activities of $77.0-$87.0 million, less expected capital expenditures of $17.0 million. See Non-GAAP measures below.

“To accomplish our long-term financial goals, we are combining an aggressive DXL store opening schedule with a comprehensive national marketing campaign designed to define the DXL brand more clearly, expand market awareness and grow our active customer base,” said Levin. “The marketing campaign we are launching this spring is the result of the highly successful test marketing that we conducted in the fall of 2012 around the DXL brand in five geographic markets. The test marketing included TV, radio and digital advertisements which generated very positive results around brand awareness, store and web sales, traffic and new customers to the brand. Consequently, we are enthusiastic about the prospects for our marketing campaign and for the long-term profit potential generated by the DXL transformation.”

KeyBanc Capital Markets Consumer Conference

Management will be meeting with investors and presenting tomorrow at 10:00 a.m. ET at the 2013 KeyBanc Capital Markets Consumer Conference at the InterContinental New York Barclay in New York City. A PDF version of the updated investor presentation is available for download on the “Investor Relations” section of Company’s website.

Fourth-Quarter 2012 Financial Results Conference Call

The Company will release its fourth-quarter and year-end 2012 financial results before the market opens on Friday, March 15, 2013. President and Chief Executive Officer David Levin and Executive Vice President, Chief Operating Officer and Chief Financial Officer Dennis Hernreich will host a conference call to discuss the financial results and provide an outlook for 2013 the same morning at 9:00 a.m. ET. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Those who wish to listen to the live webcast should visit the “Investor Relations” section of the Company’s website. The live call also can be accessed by dialing: (888) 503-8169. For interested parties unable to participate live, an archived version of the webcast may be accessed by visiting the “Events & Presentations” section of the Company’s website for up to one year.

This preliminary financial information is subject to change and is based on management’s estimates derived from the information available at this time. In addition, the financial information provided has not yet been reviewed by the Company’s independent registered public accounting firm and is subject to that review and may change before filing on Form 10-K, which the Company expects to file in March 2013.

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About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and Europe. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several catalogs and e-commerce sites, including www.destinationxl.com, make up the Company’s direct-to-consumer business. With more than 2,000 private label and name brand styles to choose from, customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), the above discussion refers to non-GAAP adjusted income from continuing operations and adjusted income from continuing operations, per diluted share (“non-GAAP” or “adjusted”). These measures should not be considered superior to or as a substitute for income from continuing operations per diluted share and diluted earnings per share derived in accordance with GAAP. The Company believes that these non-GAAP measures are useful as an additional means for investors to evaluate the Company’s operating results, when reviewed in conjunction with the Company’s GAAP financial statements. The Company believes the inclusion of these non-GAAP measures enhances an investor’s understanding of the underlying trends in the Company’s business and provide for better comparability between different periods in different years.

Below is a table showing the reconciliation to adjusted income from continuing operations for the fourth quarter and fiscal year 2011.

The above discussion refers to free cash flow and EBITDA (Earnings before income taxes and depreciation and amortization), both of which are non-GAAP measures. The presentation of these non-GAAP measures are not measures determined by GAAP and should not be considered superior to or as a substitute for operating income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the measures, “free cash flows” and “EBITDA”, presented in this release may not be comparable to similar measures used by other companies.

The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable. For fiscal 2016, free cash flow of $60.0 to $70.0 million was calculated by subtracting forecasted capital expenditures of $17.0 million from forecasted cash flow from operating activities of $77.0-$87.0 million.

The Company calculates forecasted EBITDA for fiscal 2013 of $20.0-$23.0 million as forecasted operating income of breakeven to $3.0 million plus the add-back of depreciation and amortization of $20.0 million.

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Forward-Looking Statements

Certain information contained in this press release including cash flows, operating margins, store counts, revenue and earnings expectations for the fourth quarter and full-year of fiscal 2012, full-year fiscal 2013 and longer-term, including through fiscal 2016, constitute forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. These factors include, without limitation, the following: the risk that additional information may arise during the Company’s close process or as a result of subsequent events that would require the Company to make adjustments to the financial information; the risk that adjustments to the Company’s financial statements may be identified through the course of the Company’s independent registered public accounting firm completing its integrated audit of the Company’s financial statements and financial controls; the risk that the Company will be unsuccessful in implementing its strategic plans with respect to store openings and closings in fiscal 2013; and the risk that such strategic plans and related marketing campaign will not have the expected impact on profitability, cash flow and performance. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 16, 2012, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

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DESTINATION XL GROUP, INC.

GAAP TO NON-GAAP RECONCILIATION

OF INCOME FROM CONTINUING OPERATIONS

	Fourth quarter ended January 28, 2012	Fiscal year ended January 28, 2012
Income from continuing operations, GAAP basis, before income taxes	$(17,034)	$(5,274)

Add back: Provision for trademark impairment	$23,110	$23,110

Adjusted income from continuing operations, non-GAAP, before income taxes	$6,076	$17,836
Assumed income tax provision at 40% (1)	$(2,430)	$(7,134)

Adjusted income from continuing operations, non-GAAP	$3,646	$10,702

Adjusted income from continuing operations per diluted share, non-GAAP	$0.08	$0.22

Weighted average number of common shares outstanding on a diluted basis	48,131	48,044

(1)	In the fourth quarter of fiscal 2011, the Company reversed substantially all of its valuation allowance against its deferred tax assets, which resulted in an income tax benefit of $50.1 million for fiscal 2011. Accordingly, for comparative purposes, the non-GAAP income from continuing operations has been adjusted to assume no income tax benefit from such allowance and an assumed tax rate of 40% was used.

DESTINATION XL GROUP, INC.

GAAP TO NON-GAAP EPS RECONCILIATION

	Fiscal 2012		Fiscal 2011
	Fourth Quarter	Fiscal Year	Fourth Quarter	Fiscal Year
Income from continuing operations, GAAP basis	$0.08	$0.16	$0.71	$0.93

Add back: Provision for trademark impairment, tax-effected	$—	$—	$0.29	$0.29

Adjusted income from continuing operations, non-GAAP, before income taxes	$0.08	$0.16	$1.00	$1.22
Deduct: Valuation allowance reversal			$(0.88)	$(0.88)
Add: additional income tax provision to 40%	$—	$—	$(0.04)	$(0.12)

Adjusted income from continuing operations, non-GAAP	$0.08	$0.16	$0.08	$0.22

Weighted average number of common shares outstanding on a diluted basis	48,504	48,385	48,131	48,044